                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   FORM 8-K/A

                  AMENDMENT NO. 1 TO CURRENT REPORT ON FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): August 4, 1998



                         STYLING TECHNOLOGY CORPORATION
             (Exact name of registrant as specified in its charter)



            DELAWARE                   0-21703                 75-2665378
            --------                   -------                 ----------
        (State or other         (Commission File No.)     (IRS Employer ID No.)
jurisdiction of incorporation)


          2390 East Camelback Road, Suite 435, Phoenix, Arizona 85016
          -----------------------------------------------------------
              (Address of principal executive office) (Zip Code)


      Registrant's telephone number, including area code:  (602) 955-3353

                         STYLING TECHNOLOGY CORPORATION

                                CURRENT REPORT ON

                                   FORM 8-K/A

                               AMENDMENT NO. 1 TO

                                CURRENT REPORT ON

                                    FORM 8-K


ITEM 2.     ACQUISITION OR DISPOSITION OF ASSETS.

ACQUISITION OF A CONTROLLING INTEREST IN FT. PITT ACQUISITION, INC.

      On August 4, 1998, Styling Technology Corporation (the "Company") acquired a majority of the issued and outstanding common stock of Ft. Pitt Acquisition, Inc., pursuant to a Stock Purchase Agreement (the "Purchase Agreement") among the Company and Kevin T. Weir, Carol M. Weir, and Dennis M. Katawczik (such individuals collectively referred to as "Shareholders"). Ft. Pitt, through its 90% owned subsidiary, holds exclusive license rights for the sale of hair color and hair care products marketed under the Framesi(R) brand name in the majority of the Western Hemisphere, including the United States and most of Latin America. Ft. Pitt also markets a complementary line of professional shampoos, conditioners, and styling products specifically formulated for color-treated hair under the Biogenol(R) brand name. The Company paid approximately $30 million for the Ft. Pitt stock in the form of cash and seller carryback financing. The acquisition will be accounted for under the purchase method of accounting.



ITEM 7.     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
            EXHIBITS.

(a)   FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

            Independent Auditors' Report

            Consolidated Balance Sheets as of June 30, 1998 (Unaudited) and December 31, 1997

            Consolidated Statements of Operations for the Six Months Ended June 30, 1998 (Unaudited) and 1997 (Unaudited) and the Year Ended December 31, 1997

            Consolidated Statements of Stockholders' Equity for the Six Months Ended June 30, 1998 (Unaudited) and the Year Ended December 31, 1997

            Consolidated Statements of Cash Flows for the Six Months Ended June 30, 1998 (Unaudited) and 1997 (Unaudited) and the Year Ended December 31, 1997

            Notes to Consolidated Financial Statements

(b)   PRO FORMA FINANCIAL INFORMATION.

            Introduction

            Unaudited Condensed Consolidated Pro Forma Balance Sheet as of June 30, 1998

            Unaudited Condensed Consolidated Pro Forma Statement of Operations For the Year Ended December 31, 1997

            Unaudited Condensed Consolidated Pro Forma Statement of Operations for the Six Months Ended June 30, 1998


(c)  EXHIBITS.

EXHIBIT NO.                 DESCRIPTION OF EXHIBIT
-----------                 ----------------------
10.24      Stock Purchase Agreement dated as of August 3, 1998 among Styling
           Technology Corporation, Kevin T. Weir, Carol M. Weir, and
           Dennis M. Katawczik. (1)

23.1       Consent of Deloitte & Touche LLP.

  (1) Incorporated by reference to the Registrant's Report on Form 8-K as filed on August 19, 1998.


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



October 16, 1998                    STYLING TECHNOLOGY CORPORATION



                                    By: /s/ Richard R. Ross
                                       ------------------------------------
                                    Richard R. Ross
                                    Executive Vice President and Chief
                                    Financial Officer

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and
   Stockholders of Ft. Pitt Acquisition, Inc.:

We have audited the accompanying consolidated balance sheet of Ft. Pitt Acquisition, Inc. and subsidiary as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Ft. Pitt Acquisition, Inc. and subsidiary at December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in Note 10 to the consolidated financial statements, on August 3, 1998, the Company entered into a Stock Purchase Agreement with its majority shareholders and Styling Technology Corporation, which provides for the purchase of a majority of the issued and outstanding common stock of the Company by Styling Technology Corporation.





Deloitte & Touche LLP
Pittsburgh, Pennsylvania
March 2, 1998 (August 3, 1998
  as to Note 10)

FT. PITT ACQUISITION, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
-------------------------------------------------------------------------------

ASSETS                                                           JUNE 30,         DECEMBER 31,
                                                                   1998               1997
                                                               ------------        -----------
                                                                (UNAUDITED)
CURRENT ASSETS:
  Accounts receivable, net of allowance for
    doubtful accounts of $58,389 (unaudited)
    and $156,660                                               $  5,218,020        $ 4,926,093
  Inventories                                                     2,237,324          2,087,677
  Prepaid and other current assets                                  179,197            319,586
  Deferred tax asset                                                250,000            250,000
                                                               ------------        -----------
          Total current assets                                    7,884,541          7,583,356
                                                               ------------        -----------

PROPERTY AND EQUIPMENT:
  Machinery and equipment                                           752,891            750,887
  Office equipment                                                  627,392            534,428
  Automobiles and trucks                                              6,849              6,849
  Leasehold improvements                                             66,752             66,752
                                                               ------------        -----------
                                                                  1,453,884          1,358,916
  Less accumulated depreciation                                   1,294,753          1,225,652
                                                               ------------        -----------
                                                                    159,131            133,264

INTANGIBLES:
  License agreement                                               1,524,942          1,652,142
  Goodwill                                                          489,235            427,253
                                                               -----------         -----------
TOTAL ASSETS                                                   $ 10,057,849        $ 9,796,015
                                                               ============        ===========


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Bank overdrafts                                              $    336,294        $   429,472
  Current maturities of long-term debt                              881,294            848,201
  Accounts payable                                                  363,935            377,285
  Accounts payable - related party                                  609,037            294,095
  Accrued royalty - related party                                   372,348            284,183
  Accrued bonuses                                                   222,343            439,931
  Accrued income taxes                                               13,992            329,934
  Other accrued liabilities                                         903,126            400,570
                                                               ------------        -----------

          Total current liabilities                               3,702,369          3,403,671

LONG-TERM AND SUBORDINATED DEBT                                   4,313,452          4,227,013

DEFERRED TAX LIABILITY                                              552,000            552,000

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Common stock; no par value; 315,586 shares authorized;
    254,639 shares outstanding, including
    those held in treasury                                        1,077,114          1,077,114
  Warrant                                                            52,179             52,179
  Retained earnings                                                 660,735            784,038
  Treasury stock - at cost                                         (300,000)          (300,000)
                                                               ------------        -----------

                                                                  1,490,028          1,613,331
                                                               ------------        -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                     $ 10,057,849        $ 9,796,015
                                                               ============        ===========


See notes to consolidated financial statements.

FT. PITT ACQUISITION, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                                  SIX MONTHS ENDED
                                            -------------------------------       YEAR ENDED
                                              JUNE 30,           JUNE 30,         DECEMBER 31,
                                                1998               1997              1997
                                            ------------        -----------       -----------
                                            (UNAUDITED)         (UNAUDITED)
NET SALES                                   $ 14,166,121        $12,757,683       $26,097,739

COST OF SALES                                  5,242,145          4,653,792         9,757,863
                                            ------------        -----------       -----------

GROSS PROFIT                                   8,923,976          8,103,891        16,339,876

SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES                      8,262,084          6,700,382        13,697,245

PROVISION FOR DOUBTFUL ACCOUNTS                   26,033             24,835           140,003

ROYALTY EXPENSE - RELATED PARTY                  372,348            323,055           674,709

DEPRECIATION                                      69,101             83,365           170,342

AMORTIZATION OF INTANGIBLE ASSETS                133,200            133,268           266,400
                                            ------------        -----------       -----------

INCOME FROM OPERATIONS BEFORE
    INTEREST EXPENSE AND INCOME TAXES             61,210            838,986         1,391,177

INTEREST EXPENSE                                 267,513            259,494           539,327
                                            ------------        -----------       -----------

(LOSS) INCOME BEFORE INCOME TAXES               (206,303)           579,492           851,850

INCOME TAX (BENEFIT) PROVISION                   (83,000)           235,000           346,000
                                            ------------        -----------       -----------

NET (LOSS) INCOME                           $   (123,303)       $   344,492       $   505,850
                                            ============        ===========       ===========


See notes to consolidated financial statements.

FT. PITT ACQUISITION, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
-------------------------------------------------------------------------------

                                        NUMBER
                                          OF                                                           RETAINED
                                        COMMON        COMMON         TREASURY                          EARNINGS
                                        SHARES         STOCK           STOCK          WARRANT          (DEFICIT)          TOTAL
                                        -------      ----------      ---------       -----------       ---------       -----------
BALANCE, DECEMBER 31, 1996              244,263      $1,076,078      $(300,000)      $    52,179       $ 278,188       $ 1,106,445

  Common stock issued                    10,376           1,036             --                --              --             1,036

  Net income                                 --              --             --                --         505,850           505,850
                                        -------      ----------      ---------       -----------       ---------       -----------

BALANCE, DECEMBER 31, 1997              254,639       1,077,114       (300,000)           52,179         784,038         1,613,331

  Net loss (unaudited)                       --              --             --                --        (123,303)         (123,303)
                                        -------      ----------      ---------       -----------       ---------       -----------

BALANCE, JUNE 30, 1998 (Unaudited)      254,639      $1,077,114      $(300,000)      $    52,179       $ 660,735       $ 1,490,028
                                        =======      ==========      =========       ===========       =========       ===========


See notes to consolidated financial statements.

FT. PITT ACQUISITION, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                           SIX MONTHS ENDED
                                                                       ---------------------------         YEAR ENDED
                                                                        JUNE 30,          JUNE 30,        DECEMBER 31,
                                                                          1998              1997              1997
                                                                       ---------         ---------         ---------
                                                                      (UNAUDITED)       (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income                                                    $(123,303)        $ 344,492         $ 505,850
  Adjustments to reconcile net (loss) income to
    net cash provided by (used in) operating activities:
      Depreciation and amortization                                      202,301           216,633           436,742
      Changes in assets and liabilities:
        Increase in accounts receivable                                 (291,927)         (478,555)         (716,290)
        Increase in inventories                                         (149,647)         (869,422)         (206,204)
        Decrease (increase) in prepaid and other current assets          140,389            48,633            (3,134)
        (Decrease) increase in accounts payable                          (13,350)          355,273            (6,195)
        Increase in accounts payable - related party                     314,942           330,150            51,095
        Increase in accrued royalty - related party                       88,165            78,933            40,061
        (Decrease) increase in accrued liabilities                       (30,974)         (227,544)           70,506
                                                                       ---------         ---------         ---------

     Net cash provided by (used in) operating activities                 136,596          (201,407)          172,431
                                                                       ---------         ---------         ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                                   (94,968)          (41,334)          (83,031)
  Additions to intangibles                                               (67,982)          (32,873)          (80,140)
                                                                       ---------         ---------         ---------

     Cash used in investing activities                                  (162,950)          (74,207)         (163,171)
                                                                       ---------         ---------         ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings on revolving credit facility                            535,565           515,644           368,543
  (Decrease) increase in bank overdrafts                                 (93,178)          146,046           407,922
  Principal payments on long-term debt                                  (416,033)         (386,076)         (786,761)
  Proceeds from issuance of common stock                                      --                --             1,036
                                                                       ---------         ---------         ---------

     Net cash provided by (used in) financing activities                  26,354           275,614            (9,260)
                                                                       ---------         ---------         ---------

NET CHANGE IN CASH                                                            --                --                --
                                                                       ---------         ---------         ---------

CASH, BEGINNING AND END OF PERIOD                                      $      --         $      --         $      --
                                                                       =========         =========         =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
    Cash paid for interest                                                                                 $ 544,937
                                                                                                           =========
    Cash paid for income taxes                                                                             $ 196,843
                                                                                                           =========


See notes to consolidated financial statements.

FT. PITT ACQUISITION, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      a. Principles of Consolidation - The consolidated financial statements include the accounts of Ft. Pitt Acquisition, Inc. and its 90% owned subsidiary, Ft. Pitt - Framesi, Ltd. (Framesi of USA, Inc.) (collectively, the "Company"). All intercompany balances and transactions have been eliminated.

      b. Nature of Operations - The Company's primary business is the distribution, in the Western Hemisphere, and limited production of an Italian line of hair coloring and hair care products under the "Framesi" brand name and the manufacture and distribution of hair care products under the "Roffler" and "Color Plus" Company-owned brand names. The Company performs periodic credit evaluations of its distributors and maintains the right to rescind the distributor agreements at any time.

      c. Estimates - The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      d. Unaudited Interim Financial Information - The interim condensed consolidated financial statements as of June 30, 1998 and for the six months ended June 30, 1998 and June 30, 1997, are unaudited. The interim condensed consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments that, in the opinion of management, are necessary to present fairly the financial position and results of operations of the Company for the periods indicated. Results of operations for interim periods may not be indicative of the operating results that may be expected for the full year. The interim condensed consolidated financial statements do not include all footnotes which would be required for complete financial statements prepared in accordance with generally accepted accounting principles.

      e.    Revenue Recognition - Sales are recognized when product is shipped.

      f. Inventories - Inventories are stated at the lower of cost or market using the first-in, first-out inventory method.

      g. Property and Equipment - Property and equipment are recorded at cost. Depreciation is provided for on the straight-line method over the estimated useful lives for financial reporting and on accelerated methods for tax reporting.

      h. Intangibles - Intangible assets are amortized over their estimated useful lives using the straight-line method.

      i. Income Taxes - The Company applies the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under the provisions of SFAS No. 109, deferred tax assets and liabilities are provided for the effects of net operating loss and inventory contribution carryforwards, and for temporary differences between financial and tax reporting which are primarily associated with amortization of intangibles, an allowance for doubtful accounts and the difference between the book and tax basis for property and equipment and inventories. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

      j. Bank Overdrafts - The Company utilizes a cash management system under which a book balance cash overdraft exists for the Company's primary disbursement accounts. This overdraft represents uncleared checks in excess of cash balances in bank accounts. Drawdowns of the Company's revolving credit facility are made as checks are presented for clearing.

      k. Financial Instruments - The Company's financial instruments include long-term debt obligations. The carrying values of all instruments at December 31, 1997 approximated their fair value. The fair value of the instruments were based on the rate available to the Company for instruments of the same maturities.

2.    INTANGIBLES

      The license agreement sets forth the rights and obligations governing the exclusive manufacture, promotion and sale of the "Framesi" line of products and the use of the "Framesi" name in most of the Western Hemisphere. This agreement is with the minority stockholder of the subsidiary. The license will expire in 2036 and for financial statement purposes, six and one-half years remain on the life of the license at December 31, 1997. Accumulated amortization as of December 31, 1997 was $2,672,858.

      Goodwill represents the excess purchase price over the estimated fair market value of net assets acquired from the prior owner of the business (the "Seller"). This amount is being amortized on a straight-line basis over 40 years and is net of accumulated amortization of $61,373 as of December 31, 1997. The Company's agreement with the Seller also provides for contingent payments to the Seller based upon a defined formula, up to a maximum of $500,000 over the agreement term, which expires in June 2000. Payments made are considered an increase in the purchase price paid for the business. During the year ended December 31, 1997, the Company made payments under the terms of the agreement of $80,140, which were charged to goodwill and are being amortized over the remaining life of goodwill.

3.    INVENTORIES

      Inventories consist of the following:


                                                  JUNE 30,          DECEMBER 31,
                                                    1998               1997
                                                 (UNAUDITED)
      Raw materials and work-in-progress        $   383,863         $   318,050
      Packaging                                     435,551             480,025
      Finished goods                              1,430,087           1,329,602
                                                -----------         -----------

                                                  2,249,501           2,127,677
      Reserve for obsolete inventory                (12,177)            (40,000)
                                                -----------         -----------

                                                $ 2,237,324         $ 2,087,677
                                                ===========         ===========


4.    BORROWING ARRANGEMENTS

      Debt consists of the following:

                                                        DECEMBER 31,
                                                           1997
      Bank debt:
        Revolving credit facility                       $2,872,272
        Term loan                                          452,978

      Promissory notes:
        Promissory note (A)                              1,261,378
        Promissory note (B)                                488,586
                                                        ----------
      Total debt                                         5,075,214

      Less current maturities                              848,201
                                                        ----------
      Long-term debt                                    $4,227,013
                                                        ==========


      The Company entered into a credit agreement in 1995 which included a $1,000,000 term loan and a revolving credit facility. Under the terms of the credit agreement, as amended in 1997, the revolving credit facility expires July 31, 2001 and is limited to the lesser of $5,000,000 or an amount equal to the sum of 80% of the eligible accounts receivable plus the lesser of $1,700,000 or 60% of eligible finished goods inventories. The available and unused portion of the credit facilities was $1,160,122 at December 31, 1997. Interest accrues on the outstanding balance at the bank's prime rate plus 1%, and a fee of .25% is charged by the bank on the unused portion of the revolving credit facility. The Company will incur a prepayment penalty of 1% of the sum of $5,000,000 plus the then outstanding principal balance of the term loan if the revolving credit facility is terminated before July 31, 2001. The prime rate was 8.5% at December 31, 1997.

      The term loan is a three year note payable in monthly installments of $16,667, including interest at the bank's prime rate plus 1.5% through April 2000.

      The bank has a security interest in the accounts receivable, inventories, machinery and equipment and related proceeds and all other tangible and intangible assets of the Company. In addition, these obligations are secured by the outstanding common stock of Framesi and personal guarantees of certain officers of the Company. The agreements contain various covenants, including maintenance of certain levels of net income, leverage ratios, debt service ratios and restrictions on rentals, additional debt, dividends and other distributions to stockholders.

      The Company failed to meet the limit on rentals for the year ended December 31, 1997 required under the credit agreement. The Company's bank waived maintenance of this covenant requirement for the year ended December 31, 1997 and modified the requirement for future periods.

      Promissory note (A) is a ten-year note payable in monthly installments ranging between $27,750 to $47,695, including interest at 10% through June 15, 2000. Promissory note (B) is a ten-year note payable in monthly installments of $18,474, including interest at 10% through June 1, 2000. Promissory notes (A) and (B) are subordinate to the outstanding debt with the bank. Covenants on the promissory notes require that the Company maintain compliance with the bank debt agreements. As a result of receipt of the bank waiver, the Company remains in compliance with the promissory notes covenants.

      Scheduled maturities for principal payments on long-term and subordinated debt for the years ending December 31, are:

      1998                                      $  848,201
      1999                                         969,056
      2000                                         385,685
      2001                                       2,872,272
                                                ----------
                                                $5,075,214
                                                ==========

5.    OPERATING LEASES

      The Company has noncancelable operating leases for its operating facilities and Company vehicles. Rental expense for such leases was $298,940 for the year ended December 31, 1997. The leases do not provide for contingent rentals, renewal or purchase options or escalation clauses, and contain no restrictive covenants. Future minimum lease commitments under operating leases are as follows:


      1997                                      $    244,920
      1998                                           143,900
      1999                                           126,055
      2000                                           114,996
      2001                                           114,996
      Thereafter                                     114,996
                                                ------------

      Total minimum lease commitment            $    859,863
                                                ============

6.    STOCKHOLDERS' EQUITY

      Stock Option Plan - The Company had a stock option plan that granted directors, officers and key employees options to purchase shares of common stock. No options have been granted since 1992. The options expired not more than ten years after the date of grant and were exercisable only while the holder was in the employment of the Company. During the year ended December 31, 1997, 10,376 options were exercised at $.10 per option. At December 31, 1997, there were no options outstanding and the plan was canceled.


      Warrant - The warrant entitles the holder to purchase 5% of the Company's outstanding stock for $44,000 and is exercisable at any time before July 31, 2000. The warrant has certain antidilution rights, but no voting rights.

7.    INCOME TAXES

      The provision for income taxes consists of the following:

                                                           YEAR ENDED
                                                           DECEMBER 31,
                                                               1997
      Current:
        Federal                                              $336,000
        State                                                  10,000
                                                             --------
                Total current expense                        $346,000
                                                             ========

      Deferred income taxes in the accompanying consolidated balance sheets consist of the following:


                                                                           DECEMBER 31,
                                                                              1997
      Deferred Tax Assets:
        Allowance for doubtful accounts                                    $  60,000
        Reserve for obsolete inventory                                        15,000
        Section 263A costs                                                   116,000
        Inventory contribution carryforwards                                 120,000
        Depreciation                                                          14,000
                                                                           ---------

                                                                           $ 325,000
                                                                           =========

      Deferred Tax Liability:
        Intangibles                                                        $(627,000)
                                                                           =========

      Composition of amounts in the consolidated balance sheet:
        Current deferred tax asset                                         $ 250,000
                                                                           =========

        Non-current deferred tax liability                                 $(627,000)
        Non-current deferred tax assets                                       75,000
                                                                           ---------

           Net non-current deferred tax liability                          $(552,000)
                                                                           =========

      The Company's effective tax rate differed from the statutory federal tax rate as follows:


                                                       YEAR ENDED
                                                      DECEMBER 31,
                                                          1997

Percent of pre-tax earnings                               34.0 %
Non-deductible expenses                                    5.4
State income taxes, net of federal benefit                 1.2
                                                          ----
Effective tax rate                                        40.6 %
                                                          ====


8.    RETIREMENT PLAN

      The Company has a 401(k) plan in which all full-time, nonunion employees are eligible to participate. The plan provides for the Company to match employee contributions at its discretion and to make other discretionary contributions. Total related expense was $20,439 for the year ended December 31, 1997.

      The Company participates in a multiemployer pension plan on behalf of its union employees. The Company contributes $.15 per hour to the plan for all employees who have completed six months of service. Total related expense incurred for the year ended December 31, 1997 was $29,260.

9.    RELATED PARTIES

      The Company has entered into consulting and employment agreements with certain members of the Board of Directors. Payments totaling $200,000 were made during the year ended December 31, 1997, under these agreements. One agreement includes a noncompetition agreement for eight years starting on January 1, 2000 which includes payments of $200,000 a year over the term. Payments, if any, under the noncompetition agreement are contingent upon the completion of employment through December 31, 1999.

      Framesi's minority stockholder is the supplier of products for the Company's primary business of distribution and limited production of an Italian line of hair coloring and hair care products, cosmetics and related products under the "Framesi" brand name. Total purchases from the minority stockholder were $2,562,217 (unaudited) and $2,670,577 (unaudited) for the six months ended June 30, 1998 and 1997, respectively, and $6,063,163 for the year ended December 31, 1997. In addition, a royalty at various percentages on certain net sales of products acquired from the minority stockholder is payable semiannually to the minority stockholder.

10.   SUBSEQUENT EVENTS

      On August 3, 1998, the Company entered into a Stock Purchase Agreement (the "Agreement") with its majority shareholders and Styling Technology Corporation, which provides for the purchase of a majority of the issued and outstanding common stock of the Company by Styling Technology Corporation for approximately $30,000,000 in cash and a seller note.

      As a result of the signing of the Agreement, the warrant described in Note 6 was exercised and the outstanding balance under the revolving credit facility became due and payable.

              STYLING TECHNOLOGY CORPORATION AND ACQUIRED BUSINESS
           INTRODUCTION TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA
                              FINANCIAL STATEMENTS


The following unaudited pro forma financial statements include the unaudited condensed consolidated pro forma balance sheet of Styling Technology Corporation (the Company or STC), as of June 30, 1998, and unaudited condensed consolidated pro forma statements of operations for the six months ended June 30, 1998 and the year ended December 31, 1997.

On August 4, 1998, STC acquired a controlling interest in Fort Pitt Acquisition, Inc. and its 90% owned subsidiary, Ft. Pitt - Framesi, Ltd., (collectively with its predecessors "Framesi USA"). STC paid a purchase price of approximately $32 million for the Fort Pitt Acquisition, Inc. stock in the form of $25 million cash from the Company's acquisition line of credit, $5 million in seller carryback financing and approximately $2 million in cash. The Framesi USA acquisition and the related financing are herein referred to as the Transactions.

The unaudited condensed consolidated pro forma balance sheet as of June 30, 1998, gives effect to the Transactions as if they had occurred on June 30, 1998. The unaudited condensed consolidated pro forma statement of operations for the six months ended June 30, 1998 and the unaudited condensed consolidated pro forma statement of operations for the year ended December 31, 1997 assume the Transactions occurred on January 1, 1997.

The unaudited condensed consolidated pro forma balance sheet as of June 30, 1998 of the Company has been derived from: (i) the unaudited historical financial statements of the Company as of June 30, 1998, and the unaudited historical financial statements of Ft. Pitt Acquisition, Inc. as of June 30, 1998. The unaudited condensed consolidated pro forma statement of operations for the six months ended June 30, 1998 of the Company has been derived from the unaudited historical financial statements of the Company for the six months ended June 30, 1998, the unaudited historical financial statements of Pro Finish USA, Ltd. for the period from January 1, 1998 to April 30, 1998, the unaudited historical financial statements of European Touch Co., Incorporated, Beauty Products, Inc., and Cosmetics International (collectively, European Touch) and European Touch, Ltd. II, for the period from January 1, 1998 to May 31, 1998, and the unaudited historical financial statements of Ft. Pitt Acquisition, Inc. and subsidiary for the period from January 1, 1998 to June 30, 1998. The unaudited condensed consolidated pro forma statement of operations for the year ended December 31, 1997 has been derived from: (i) the audited historical financial statements of the Company from January 1, 1997 to December 31, 1997; (ii) the unaudited historical financial statements of U.K. ABBA Products, Inc. (ABBA) for the period from January 1, 1997 to June 25, 1997; (iii) the audited historical financial statements of Inverness Corporation and Inverness (UK) limited (collectively, Inverness) for the period from January 1, 1997 to November 30, 1997, (iv) the audited historical financial statements of Pro Finish USA, Ltd., European Touch, European Touch, Ltd. II and Framesi USA for the year ended December 31, 1997. The unaudited condensed consolidated pro forma statements of operations referred to above may not be indicative of actual results that would have been achieved if the Transactions had occurred on the dates indicated or the results that may be realized in the future. The unaudited condensed consolidated pro forma financial statements contain certain adjustments that are directly attributable to the Transactions.

The unaudited condensed consolidated pro forma statements of operations above do not include any adjustments related to potential selling, general and administrative expense synergies as a result of the acquisitions of Pro Finish, European Touch, European Touch, Ltd. II, and Framesi USA.

            Unaudited Condensed Consolidated Pro Forma Balance Sheet
                               As of June 30, 1998


                                                          STC        Framesi USA     Pro Forma             Pro Forma
                                                    June 30, 1998   June 30, 1998   Adjustments          June 30, 1998
                                                    -------------   -------------   -----------          -------------
ASSETS:
    Cash and cash equivalents                         $  11,657        $  (336)       $ (2,363)(3)          $   8,958
    Accounts receivable, net                             21,051          5,218              --                 26,269
    Inventory                                            16,267          2,237              --                 18,504
    Other                                                 1,416            429              --                  1,845
                                                      ---------        -------        --------              ---------
       Total current assets                              50,391          7,548          (2,363)                55,576

    PP&E, net                                             4,003            159              --                  4,162
    Goodwill, intangibles & other                        89,200          2,014          31,873 (1)            123,087
                                                      ---------        -------        --------              ---------
       Total assets                                   $ 143,594        $ 9,721        $ 29,510              $ 182,825
                                                      ---------        -------        --------              ---------

LIABILITIES:
    Accounts payable                                  $   6,677        $   973        $     --              $   7,650
    Accrued liabilities                                   3,063          1,512           1,000 (1)              5,575
    Current portion of long-term debt                     2,586            881            (881)(2)              2,586
    Other                                                    78             --              --                     78
                                                      ---------        -------        --------              ---------
       Total current liabilities                         12,404          3,366             119                 15,889

    Other non-current liabilities                           512            552              --                  1,064
    Long-term debt                                      100,000          4,313          30,881 (2)(3)         135,194
                                                      ---------        -------        --------              ---------
       Total liabilities                                112,916          8,231          31,000                152,147

STOCKHOLDERS' EQUITY:
    Common stock                                              1          1,077          (1,077)(1)                  1
    Additional paid-in capital                           28,072             52             (52)                28,072
    Retained earnings                                     4,405            661            (661)(1)              4,405
    Investment in subsidiaries                               --             --              --                     --
    Treasury stock                                       (1,800)          (300)            300                 (1,800)
                                                      ---------        -------        --------              ---------
       Total stockholders' equity                        30,678          1,490          (1,490)                30,678
                                                      ---------        -------        --------              ---------
       Total liabilities & stockholders' equity       $ 143,594        $ 9,721        $ 29,510              $ 182,825
                                                      ---------        -------        --------              ---------


      (1) To record the purchase price of Framesi USA and the allocation of this purchase price to the net assets of the business acquired.

      (2) To reflect the repayment and subsequent refinancing of outstanding notes payable in connection with the closing of the Framesi USA acquisition.

      (3) To reflect the payment of consideration for the Framesi USA acquisition, including $25 million under a line of credit and $5 million of seller-carryback financing.

       Unaudited Condensed Consolidated Pro Forma Statement of Operations
                      For the Year Ended December 31, 1997


                                                                      CLEAN+EASY/                   EUROPEAN      EUROPEAN
                                              STC           ABBA       ONE TOUCH    PRO FINISH      TOUCH II       TOUCH
                                           --------        ------       -------       -------        ------       -------
Net sales                                  $ 38,108        $5,742       $18,902       $ 7,569        $8,628       $ 5,986

Cost of sales                                16,756         2,780        11,212         4,189         3,713         1,828
                                           --------        ------       -------       -------        ------       -------

Profit margin                                21,352         2,962         7,690         3,380         4,915         4,158
Selling, general, and administrative
     expenses                                12,201         2,358         7,312         2,812         2,256         2,911
                                           --------        ------       -------       -------        ------       -------

Income from operations                        9,151           604           378           568         2,659         1,247

Interest (expense) income                    (1,847)           50           129          (124)          106           (10)
                                           --------        ------       -------       -------        ------       -------
Income from continuing operations          $  7,304        $  654       $   507       $   444        $2,765       $ 1,237
                                           ========        ======       =======       =======        ======       =======
Must include INCOME TAXES

 Basic income from continuing
      operations per share                 $   1.85

 Diluted income from continuing
      operations per share                 $   1.78

                                          PRO FORMA                           FRAMESI        PRO FORMA
                                         ADJUSTMENTS        PRO FORMA          USA         ADJUSTMENTS         PRO FORMA
                                         -----------        ---------          ---         -----------         ---------
Net sales                                  $    --           $ 84,935        $ 26,098        $    --           $ 111,033

Cost of sales                               (3,400)(1)         37,078           9,758             --              46,836
                                           -------           --------        --------        -------           ---------

Profit margin                                3,400             47,857          16,340             --              64,197
Selling, general, and administrative
     expenses                                 (433)(2)         29,417          14,949         (1,213)(5)          43,153
                                           -------           --------        --------        -------           ---------

Income from operations                       3,833             18,440           1,391          1,213              21,044

Interest (expense) income                   (9,539)(3)        (11,235)           (539)        (2,086)(6)         (13,860)
                                           -------           --------        --------        -------           ---------

Income from continuing operations          $(5,706)          $  7,205        $    852        $  (873)          $   7,184
                                           =======           ========        ========        =======           =========
Must include INCOME TAXES

 Basic income from continuing
      operations per share                                                                                     $    1.82

 Diluted income from continuing
      operations per share                                                                                     $    1.75


      (1) Reflects the elimination of salaries and benefits of specific individuals not continuing with the combined companies.

      (2)   Reflects the amortization of additional goodwill over 25 years.

      (3) Reflects interest expense @ 10 7/8% on $100 million and amortization of $3.5 million in fees associated with the high yield offering. Assumes that all items of non-operating nature would be eliminated in all acquisitions

      (4) Reflects the provision for income taxes based on applying the statutory income tax rates of each company, adjusted for goodwill amortization from the Gena, JDS, and ABBA acquisitions which is not deductible for income tax purposes.

      (5) Reflects the elimination of salaries and benefits of specific individuals not continuing with the combined companies and the amortization of goodwill and intangibles related to the Framesi USA acquisition.

      (6) Reflects interest expense @ 7.75% on $25 million, 6% on $5 million seller-carryback financing, and 7.75% on $5 million to repay existing debt associated with the Framesi USA acquisition.

       Unaudited Condensed Consolidated Pro Forma Statement of Operations
                     For the Six Months Ended June 30, 1998


                                                                          EUROPEAN    EUROPEAN                     PRO FORMA
                                           STC (a)          PRO FINISH    TOUCH II      TOUCH         TOTAL            ADJ.
                                           --------           ------       ------       ------       --------        -------
Net sales                                  $ 35,299           $2,723       $4,152       $2,420       $ 44,594        $    --

Cost of sales                                15,492            1,388        1,615          776         19,271             --
                                           --------           ------       ------       ------       --------        -------

Profit margin                                19,807            1,335        2,537        1,644         25,323             --
Selling, general, and administrative                                                                                    (617)(1)
     expenses                                11,909            1,023          765          991         14,688            408 (2)
                                           --------           ------       ------       ------       --------        -------

Income from operations                        7,898              312        1,772          653         10,635            209

Interest (expense) income                    (2,628)              --           61           --         (2,567)        (3,051)(3)
                                           --------           ------       ------       ------       --------        -------

Income from continuing operations          $  5,270           $  312       $1,833       $  653       $  8,068        $(2,842)
                                           ========           ======       ======       ======       ========        =======
Must include income taxes

 Basic income from continuing
      operations per share                 $   1.32

 Diluted income from continuing
      operations per share                 $   1.21

                                                                          PRO FORMA
                                          PRO FORMA        FRAMESI           ADJ.           PRO FORMA
                                          ---------        -------           ----           ---------
Net sales                                 $ 44,594        $ 14,166        $    --           $ 58,760

Cost of sales                                19,271           5,242             --             24,513
                                           --------        --------        -------           --------

Profit margin                                25,323           8,924             --             34,247
Selling, general, and administrative
     expenses                                14,479           8,863           (606)(5)         22,736
                                           --------        --------        -------           --------

Income from operations                       10,844              61            606             11,511

Interest (expense) income                    (5,618)           (268)        (1,044)(6)         (6,930)
                                           --------        --------        -------           --------

Income (loss) from continuing operations   $  5,226        $   (207)       $  (438)          $  4,581
                                           ========        ========        =======           ========
Must include income taxes
 Basic income from continuing
      operations per share                                                                   $   1.04

 Diluted income from continuing
      operations per share                                                                   $   1.05


      (1) Reflects the elimination of salaries and benefits of specific individuals not continuing with the combined companies.

      (2)   Reflects the amortization of additional goodwill over 25 years.

      (3) Reflects interest expense @ 10 7/8% on $100 million and amortization of $3.5 million in fees associated with the high yield offering. Assumes that all items of non-operating nature would be eliminated in all acquisitions

      (4) Reflects the provision for income taxes based on applying the statutory income tax rates of each company, adjusted for goodwill amortization from the Gena, JDS, and ABBA acquisitions which is not deductible for income tax purposes.

      (5) Reflects the elimination of salaries and benefits of specific individuals not continuing with the combined companies and the amortization of goodwill and intangibles related to the Framesi USA acquisition.

      (6) Reflects interest expense @ 7.75% on $25 million, 6% on $5 million seller-carryback financing, and 7.75% on $5 million to repay existing debt associated with the Framesi USA acquisition.

                                                                                SEQUENTIALLY
                                                                                  NUMBERED
EXHIBIT NO.                    INDEX TO EXHIBIT                                    PAGES
-----------                    ----------------                                 ------------
10.24      Stock Purchase Agreement dated as of August 3, 1998 among Styling
           Technology Corporation, Kevin T. Weir, Carol M. Weir, and
           Dennis M. Katawczik. (1) ........................................

23.1       Consent of Deloitte & Touche LLP. ...............................

  (1) Incorporated by reference to the Registrant's Report on Form 8-K as filed on August 19, 1998.